Exhibit   99.1

FOR RELEASE:  Immediate

FROM:

Nuvera Communications, Inc.

27 N. Minnesota

New Ulm, MN 56073

Phone 507-354-4111

CONTACT:   Bill Otis

                       Nuvera Communications, Inc.

                       507-354-4111

                       E-mail: billotis@nuvera.net

Nuvera CEO Bill Otis to retire after 40 years. Otis continues through transition and remains on the Board of Directors

NEW ULM, Minnesota (April 15, 2019) – Nuvera Communications, Inc. (OTC: NUVR), a diversified communications company headquartered in New Ulm, Minnesota, has announced its Chief Executive Officer Bill Otis, 61, will be retiring after 40 years with the company. He will remain in his current role until a successor is named and then provide consulting services to ensure a smooth and successful leadership transition. He will continue to serve on the Board of Directors.

“On behalf of the Board, I want to recognize Bill’s tremendous contributions over the past 40 years. Nuvera could not be better positioned for continued success. Through his extraordinary leadership and vision, Bill has developed a management team that delivers incredible value to our communities and shareholders,” Board Chair Perry Meyer said. “He has cultivated a culture where employees are empowered to achieve excellence and customers are treated like family.”

“After a long and satisfying career, this is the perfect time to pass the leadership mantle and move to the next phase of my life,” Otis said. “I am very proud of our Nuvera team and our achievements over the past four decades. I know that even greater accomplishments lie ahead.”

After graduating from Winona State University with a Bachelor of Science in Accounting and Business Administration, Otis joined New Ulm Rural Telephone as Controller in 1979. Five years later, he was named General Manager. His position transitioned to the company’s first Chief Executive Officer and he has held the role ever since. After a series of name changes, the company was rebranded to Nuvera in 2018.

The Board of Directors has engaged a search firm to conduct an executive search.

About Nuvera

Nuvera is a well-established communications company with headquarters in New Ulm, MN that provides Internet, digital TV, voice, hosted and managed services, computer sales and computer repair services. Nuvera sells and services cellular phones and accessories and customer premise equipment. Nuvera has customer solutions centers in the Minnesota communities of New Ulm, Glencoe, Goodhue, Hutchinson, Litchfield, Prior Lake, Redwood Falls, Sleepy Eye and Springfield as well as Aurelia, Iowa. Nuvera also operates TechTrends, a technology retail store, located in New Ulm. In addition, Nuvera offers television and Internet services in Cologne, Mayer, New Germany and Plato MN. Nuvera also holds partial ownership in FiberComm, LC, based in Sioux City, Iowa.

Nuvera Communications, Inc. is a publicly held corporation. For more information on the company or purchasing stock, visit www.nuvera.net.

Press Contacts:

Bill Otis                   Nuvera                         507-233-4201 billotis@nuvera.net